EXHIBIT 10.10

STOCKHOLDERS AGREEMENT

BY AND AMONG

ENSEMBLE HEALTH PARTNERS, INC.

AND

THE STOCKHOLDERS PARTY HERETO

DATED AS OF [    ], 2021

Exhibit A – Form of Indemnification Agreement

This STOCKHOLDERS AGREEMENT (as it may be amended from time to time in accordance with the terms hereof, this “Agreement”), dated as of [    ], 2021, is made by and among Ensemble Health Partners, Inc., a Delaware corporation (the “Company”); EHL Acquisition Holdings, LLC, a Delaware limited liability company (“GGC”); Bon Secours Mercy Health Innovations, LLC, an Ohio limited liability company (“Innovations”); and such other Persons who from time to time become party hereto by executing a counterpart signature page hereof and are designated by the Board (as defined below) as “Other Stockholders” (the “Other Stockholders” and, together with the BSMH Investor and the GGC Investor, the “Stockholders”).

W I T N E S S E T H:

WHEREAS, on the date hereof, the Company has priced an initial public offering (the “IPO”) of shares of its Class A common stock, par value $0.001 per share (the “Class A Common Stock”), pursuant to an Underwriting Agreement dated as of the date hereof;

WHEREAS, in connection with the IPO (a) the amended and restated limited liability company agreement (the “Operating Agreement”) of Ensemble Health Partners Holdings, LLC, a Delaware limited liability company (“Ensemble”) will be amended and restated, with the Company becoming Ensemble’s sole managing member and (b) pursuant to a series of exchanges and contributions, the Company will issue shares of Class A Common Stock and shares of Class B common stock, par value $0.001 per share (the “Class B Common Stock” and, together with the Class A Common Stock, the “Common Stock”), to certain of Ensemble’s pre-IPO unit holders;

WHEREAS, after the completion of the IPO, the Common Units of Ensemble (the “LLC Units”), together with shares of Class B Common Stock will, subject to certain restrictions, be redeemable from time to time at the option of the holder thereof for shares of Class A Common Stock, pursuant to the Operating Agreement; and

WHEREAS, the parties hereto desire to provide for certain governance rights and other matters, and to set forth the respective rights and obligations of the Stockholders following the IPO.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises, covenants and agreements of the parties hereto, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1. Definitions. As used in this Agreement, the following terms shall have the following meanings:

“Affiliate” means, with respect to any specified Person, any other Person that directly or indirectly Controls, is under common Control with or is Controlled by such Person; provided that the Company and each Subsidiary of the Company shall be deemed not to be an Affiliate of any Principal Stockholder, any Person that Controls such Principal Stockholder or any Person with whom the Company or any such Subsidiary would otherwise be Affiliated through Affiliation with such Principal Stockholder or any Person that controls such Principal Stockholder. The terms “Affiliate”, “Affiliated” and “Affiliation” shall have correlative meanings. As used in this definition, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Board” means the board of directors of the Company.

“BSMH” means Bon Secours Mercy Health, Inc., a Maryland nonprofit corporation that is a Code Section 501(c)(3) charitable organization and is a public charity within the meaning of Code Section 509(a)(1).

“BSMH Investor” means Innovations, together with its Permitted Transferees that hold Company Shares and agree to the provisions of Section 3.2 hereof.

“Business Combination Transaction” has the meaning set forth in Section 4.4.

“Business Day” means any day other than a Saturday or Sunday or any other day on which commercial banks are required or permitted to close by law in the City of New York, New York or City of San Francisco, California.

“Chief Executive Officer” means the chief executive officer of the Company then in office.

“Class A Common Stock” has the meaning set forth in the Recitals.

“Class B Common Stock” has the meaning set forth in the Recitals.

“Closing” means the closing of the IPO.

“Common Stock” has the meaning set forth in the Recitals.

“Company Bylaws” means the bylaws of the Company in effect on the date hereof, as may be amended from time to time.

“Company Charter” means the certificate of incorporation of the Company in effect on the date hereof, as may be amended from time to time.

“Company Shares” means (a) all shares of Common Stock that are not then subject to vesting (including shares that were at one time subject to vesting to the extent they have vested), (b) all shares of Common Stock issuable upon exercise, redemption, conversion or exchange of any option, warrant or convertible or other security that are directly or indirectly convertible into or exchangeable, redeemable or exercisable for shares of Common Stock and are not then subject to vesting (including options, warrants and convertible or other securities that were at one time subject to vesting to the extent they have vested) (without double counting shares of Class A Common Stock issuable upon a redemption of shares of Class B Common Stock together with LLC Units) and (c) all shares of Common Stock directly or indirectly issued or issuable with respect to the securities referred to in clause (a) or (b) above by way of unit or stock dividend or unit or stock split, or in connection with a combination of units or shares, recapitalization, merger, consolidation or other reorganization.

“Coordination Agreement” means that certain Coordination Agreement, dated on or about the date hereof, by and among the BSMH Investor and the GGC Investor

“Exchange Act” means the Securities Exchange Act of 1934.

“GGC” has the meaning set forth in the Preamble.

“GGC Investor” means, collectively, GGC, together with its Permitted Transferees that hold Company Shares and agrees to the provisions of Section 3.2 hereof.

“Independent Director” means a director of the Company who qualifies as independent for purposes of serving on the Board under the rules of the Nasdaq Global Market (the “Exchange”).

“Necessary Action” means, with respect to a specified result, all actions reasonably necessary to cause such result through the exercise of rights attaching to Common Stock or LLC Units then held by a Stockholder, including (i) voting or providing a written consent or proxy with respect to the Company Shares, including in respect of the adoption of stockholders’ resolutions and amendments to the organizational documents of the Company, and (ii) executing written consents in respect thereof.

“Permitted Transferees” means, with respect to any Stockholder, (i) such Persons as each Principal Stockholder then party to this Agreement approves in writing and (ii) any Affiliate of such Stockholder.

“Person” means any individual, partnership, limited liability company, corporation, trust, association, estate, unincorporated organization or government or any agency or political subdivision thereof.

“Principal Stockholder” means each of the BSMH Investor and the GGC Investor.

“Representative” means, with respect to any Person, any director, manager, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

“SEC” means the U.S. Securities and Exchange Commission.

“Share Exchange” means a share exchange involving more than 50% of the shares of the Common Stock; provided that a redemption or exchange of Class B Common Stock (together with LLC Units) for Class A Common Stock effected in accordance with Section 9.01 of the Operating Agreement shall not constitute a “Share Exchange” for purposes of this Agreement.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (b) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of limited liability company, partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity (other than a corporation) if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control any manager, general partner or board of managers of such limited liability company, partnership, association or other business entity. For purposes hereof, references to a “Subsidiary” of any Person shall be given effect only at such times that such Person has one or more Subsidiaries.

“Tax Receivable Agreement” means that certain Tax Receivable Agreement, dated on or about the date hereof, by and among the Company, Ensemble and the other Persons party thereto, as the same may be amended, restated, supplemented and/or otherwise modified, from time to time.

“Transaction Documents” means the Registration Rights Agreement, Restructuring Agreement, the Operating Agreement, the Coordination Agreement and the Tax Receivable Agreement.

“Registration Rights Agreement” means that certain Registration Rights Agreement, dated on or about the date hereof, by and among the Company, each Principal Stockholder and the other Persons party thereto or that may become parties thereto from time to time, as the same may be amended, restated, supplemented and/or otherwise modified, from time to time.

“Restructuring Agreement” means, that certain Master Restructuring Agreement, dated on or about the date hereof, by and among the Company, Ensemble and other parties thereto, as the same may be amended, restated, supplemented and/or otherwise modified, from time to time.

“Transfer” means a transfer, sale, assignment, pledge, grant of a security interest in, encumbrance, hypothecation or other disposition (including the creation of any derivative or synthetic interest, including a participation or other similar interest or any lien or encumbrance), in any case, whether by operation of Law or otherwise, and shall include any transaction that is treated as a “transfer” within the meaning of Treasury Regulations Section 1.7704-1; and “Transferred,” “Transferee” and “Transferor” shall each have a correlative meaning.

“Transfer Agent” has the meaning set forth in Section 4.17(b).

Section 1.2. Other Terms. The following terms shall have the meanings specified in the indicated Section of this Agreement.

Affiliate Indemnitors	3.1(k)
BSMH Designee	3.1(c)
BSMH Director	3.1(a)
BSMH Unaffiliated Director	3.1(a)
Business Combination Transaction	4.4

Class A Common Stock	Recitals
Class B Common Stock	Recitals
Common Stock	Recitals
Company	Preamble
Ensemble	Recitals
GGC Designee	4.1(b)
GGC Director	3.1(a)
Indemnification Sources	3.1(k)
Indemnitee	3.1(k)
Innovations	Preamble
Investor Designee	3.1(c)
IPO	Recitals
LLC Units	Recitals
Operating Agreement	Recitals
Other Stockholders	Recitals
Purported Owner	4.16(b)
Restricted Shares	4.16(b)
Restrictions	4.16(b)
Standstill Period	4.5
Stockholder	Preamble
Transfer Agent	4.16(b)
Unaffiliated Director	3.1(a)

Section 1.3. Other Interpretive Provisions.

(a) The definitions in Section 1.1 and elsewhere in this Agreement shall apply equally to both the singular and plural forms of the terms defined.

(b) Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.

(c) Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import.

(d) References to Articles and Sections are to Articles and Sections of this Agreement unless otherwise specified.

(e) The captions and headings of this Agreement are included for convenience of reference only and shall be ignored in the construction or interpretation of this Agreement.

(f) “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.

(g) The use of the word “or” is not exclusive.

(h) Unless otherwise expressly provided herein, any agreement or instrument defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified, supplemented or restated, including by waiver or consent, and references to all attachments thereto and instruments incorporated therein.

(i) References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.

(j) Unless otherwise expressly provided herein, (i) any statute or law defined or referred to herein means such statute or law as amended, and applicable rules and regulations thereunder, and any successor to such statute, rules or regulations, and any reference herein to a specific section, rule or regulation of such statute or law shall be deemed to include any corresponding provisions of future law and (ii) any agreement or instrument defined or referred to herein means such agreement as amended, restated, supplemented or otherwise modified from time to time in accordance with its terms (including by waiver or consent) and applicable law.

(k) When any approval consent or other matter requires any action or approval of the BSMH Investor or the GGC Investor, such approval, consent or other matter shall be deemed given if delivered by the GGC Investor or BSMH Investor, as applicable, holding a majority in interest of all GGC Investors or BSMH Investors, respectively.

(l) Any time that a provision of this Agreement refers to a threshold percentage of ownership of equity securities, such threshold percentage shall be equitably adjusted for any stock dividend, stock split, reverse stock split, combination of stock, reclassification, recapitalization or similar transaction.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

Each of the parties to this Agreement hereby represents and warrants, severally and not jointly (and solely as to itself), to each other party to this Agreement that as of the date such party executes this Agreement:

Section 2.1. Existence; Authority; Enforceability. Such party has the necessary power and authority to enter into this Agreement and to perform its obligations hereunder. Such party is duly organized and validly existing under the laws of its jurisdiction of organization, and the execution of this Agreement, and the performance of its obligations hereunder, have been authorized by all necessary action on the part of its board of directors (or equivalent) and shareholders (or other holders of equity interests), if required, and no other act or proceeding on its part is necessary to authorize the execution of this Agreement or the performance of its obligations hereunder. This Agreement has been duly executed by such party and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to the effect of any laws relating to bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or preferential transfers, or similar laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 2.2. Absence of Conflicts. The execution and delivery by such party of this Agreement and the performance of its obligations hereunder does not and will not (a) conflict with, or result in the breach of, any provision of the constitutive documents of such party, (b) result in any material violation, breach, conflict, default or an event of default (or an event which with notice, lapse of time, or both, would constitute a default or an event of default), or give rise to any right of acceleration or termination or any additional material payment obligation, under the terms of any material contract, agreement or permit to which such party is a party or by which such party’s assets or operations are bound or affected, or (c) violate any law applicable to such party, except, in the case of each of (b) and (c) with respect to the Stockholders, for any such violation, breach, conflict or default that would not impair in any material respect the ability of such Stockholder to perform its respective obligations hereunder.

Section 2.3. Consents. Other than as expressly required herein or any consents which have already been obtained, no material consent, waiver, approval, authorization, exemption, registration, license, permit or declaration is required to be made or obtained by such party in connection with the execution, delivery or performance of this Agreement by such party.

ARTICLE III

GOVERNANCE

Section 3.1. The Board.

(a) Composition of Initial Board. The Company and the Principal Stockholders shall take all Necessary Action within their control to cause, prior to the first annual meeting of the Company’s stockholders, the Board to be comprised of nine (9) directors, (i) one of which will be the then current CEO of the Company; (ii) two of whom shall be individuals jointly designated by the BSMH Investor and the GGC Investor, each of whom must qualify as an Independent Director and eligible to serve as a member of the Audit Committee (the “Unaffiliated Directors”), (iii) three of whom shall be designated by the GGC Investor (each, a “GGC Director”) and (iv) three of whom shall be designated by the BSMH Investor (the “BSMH Director”), at least one of whom must be an Independent Director and eligible to serve as a member of the Audit Committee (the “BSMH Unaffiliated Director”). The foregoing directors shall be divided into three (3) classes of directors, each of whose members shall serve for staggered three-year terms as follows:

(1)	the class I directors shall include one (1) GGC Director, one (1) BSMH Director who shall be the BSMH Unaffiliated Director and one (1) Unaffiliated Director;

(2)	the class II directors shall include one (1) GGC Director, one (1) Unaffiliated Director and one (1) BSMH Director; and

(3)	the class III directors shall include the Chief Executive Officer, one (1) BSMH Director and one (1) GGC Director.

The initial term of the class I directors shall expire immediately following the Company’s first annual meeting of stockholders at which directors are elected following the completion of the IPO. The initial term of the class II directors shall expire immediately following the Company’s second annual meeting of stockholders at which directors are elected following the completion of the IPO. The initial term of the class III directors shall expire immediately following the Company’s third annual meeting at which directors are elected following the completion of the IPO.

(b) GGC Representation. For so long as the GGC Investor holds a number of shares of Common Stock representing at least the percentage of shares of Common Stock held by the GGC Investor as of the Closing (after giving effect to any exercise by the underwriters of their option to purchase additional shares as well as the repurchase of Class B Common Stock and LLC Units by the Company, if any, in connection with the closing of the IPO) shown below, there shall be included in the slate of nominees recommended by the Board for election as directors at each applicable annual or special meeting of stockholders at which directors are to be elected that number of individuals designated by the GGC Investor (each, a “GGC Designee”) that, if elected, will result in the number of GGC Designees serving as directors on the Board that is shown below.

Ownership Percentage of Shares of Common stock held as of the Closing	Number of GGC Designees
45% or greater	3
Less than 45% but greater than or equal to 15%	2
Less than 15% but greater than 5%	1

(c) BSMH Representation. For so long as the BSMH Investor holds a number of shares of Common Stock representing at least the percentage of the number of shares of Common Stock held by the BSMH Investor as of the Closing (after giving effect to any exercise by the underwriters of their option to purchase additional shares as well as the repurchase of Class B Common Stock and LLC Units by the Company, if any, in connection with the closing of the IPO) shown below, there shall be included in the slate of nominees recommended by the Board for election as directors at each applicable annual or special meeting of stockholders at which directors are to be elected that number of individuals designated by the BSMH Investor (each, a “BSMH Designee” and any of the BSMH Designee or the GGC Designee, an “Investor Designee”) that, if elected, will result in the number of BSMH Designees serving as directors on the Board that is shown below, at least one of whom must be (i) an Independent Director for so long as the BSMH Investor has the right to three BSMH Designees and (ii) eligible to serve as a member of the Audit Committee for so long as there are not three other directors eligible to serve as a member of the Audit Committee.

Ownership Percentage of Shares of Common stock held as of the Closing	Number of BSMH Designees
45% or greater	3 (at least one of whom must be an Independent Director)
Less than 45% but greater than or equal to 15%	2
Less than 15% but greater than or equal to 5%	1

(d) Offer to Tender Resignation. Once any Principal Stockholder no longer has the right to designate a director for election to the Board as described in Section 3.1(b) or (c), such Principal Stockholder shall take all Necessary Action within its control to cause the appropriate number of such Principal Stockholder’s designees to tender his or her resignation from the Board effective at the Company’s next annual meeting of stockholders. The Board shall have the option, but not the obligation, to accept or reject any such resignation. The Company by approval of the Board shall fill any resulting vacancy with a director who qualifies as independent for purposes of serving on the Board under the rules of the Exchange and who is not affiliated with the BSMH Investor or the GGC Investor.

(e) CEO Representation. Subject to the second to last sentence of Section 3.1(f), if the term of the Chief Executive Officer as a director on the Board is to expire in conjunction with any annual or special meeting of stockholders at which directors are to be elected, the Chief Executive Officer shall be included in the slate of nominees recommended by the Board for election.

(f) Vacancies. Each Principal Stockholder shall have the exclusive right to designate for election or appointment to the Board directors to fill any vacancy created by reason of death, removal, disability, retirement or resignation of its designees to the Board, and the Company and the other Stockholders shall take all Necessary Action within their control to cause any such vacancy to be filled by replacement directors designated by such designating Principal Stockholder as promptly as reasonably practicable; provided, that, for the avoidance of doubt and notwithstanding anything to the contrary in this paragraph, no Principal Stockholder shall have the right to designate a replacement director, and the Company and the other Stockholders shall not be required to take any action to cause any vacancy to be filled by any such designee, to the extent that election or appointment of such designee to the Board would result in a number of directors designated by such Principal Stockholder in excess of the number of directors that such Principal Stockholder is then entitled to designate for membership on the Board pursuant to Section 3.1(b) or (c). If the Chief Executive Officer resigns or is terminated for any reason, the Chief Executive Officer shall resign from the Board, and the Company and the Stockholders shall take all Necessary Action within their control to remove the Chief Executive Officer from the Board and fill such vacancy with the next Chief Executive Officer in office. Each of the GGC Designee(s) and the BSMH Designee(s) may only be removed (i) for cause by the affirmative vote of the holder of at least sixty-six and two-thirds of the voting power of the outstanding shares of common stock of the Company or (ii) by, as applicable, the GGC Investor or the BSMH Investor; provided, however, any GGC Designee(s) or BSMH Designee(s) removed pursuant to clause (ii) may only be replaced by the GGC Investor or BSMH Investor, respectively.

(g) Additional Unaffiliated Directors. For so long as any Principal Stockholder has the right to at least one (1) Investor Designee, the Company will take all Necessary Action within its control to ensure that the number of directors serving on the Board shall not exceed nine (9); provided, that (A) the number of directors may be increased if necessary to satisfy the requirements of applicable laws and stock exchange regulations and applicable listing requirements and (B) the number of directors serving on the Board may be increased with the prior written consent of each Principal Stockholder that has the right to designate at least one (1) director for nomination under this Agreement.

(h) Committees. Subject to applicable laws and stock exchange regulations, for so long as a Principal Stockholder has the right to designate at least one (1) director for nomination under this Agreement, such Principal Stockholder shall have the right to have one of its designees serving on the Board (if any) appointed to serve on each committee of the Board, other than (i) the Audit Committee of the Board and (ii) in the case of the BSMH Investor, any committee established to address matters in which BSMH has a conflict of interest. At all times during which this Agreement is operative and effective, the Board shall have determined that at least one (1) director serving on the Audit Committee of the Board shall qualify as an “audit committee financial expert” under the rules and regulations of the SEC.

(i) Reimbursement and Indemnification. In accordance with the Company Bylaws, each of the directors will be entitled to reimbursement of expenses (including travel, lodging and meal expenses) in connection with their attendance and participation in meetings of the Board, the boards of directors and equivalent governing bodies of Ensemble and each of the Company’s and Ensemble’s Subsidiaries and any committees thereof. In addition, each (x) Unaffiliated Director, BSMH Unaffiliated Director, Investor Designee that is an Independent Director, and (y), subject to the consent of each Principal Stockholder, each other Investor Designee, GGC Director and BSMH Director shall, in the case of each of (x) and (y), be entitled to such compensation as may be approved by the Board.

(j) D&O Insurance; Indemnification Priority. The Company shall obtain customary director and officer indemnity insurance on reasonable terms, which insurance shall cover each director and the members of each board of directors (or equivalent governing body) of the Company, Ensemble and each of their respective Subsidiaries. The Company hereby acknowledges that any director, officer or other indemnified person covered by (w) any such indemnity insurance policy, (x) the certificate of incorporation and bylaws of the Company, (y) the organizational documents of any subsidiary of the Company and (z) any other agreement between such director, officer or other indemnified person on the one hand, and the Company or any of its Subsidiaries on the other (the sources of indemnification described in clauses (w), (x), (y) and (z), the “Indemnification Sources” and any such indemnified person, an “Indemnitee”) may have certain rights to indemnification, advancement of expenses and/or insurance provided by the Stockholders or one or more of their respective Affiliates (other than the Company and its Subsidiaries) (collectively, the “Affiliate Indemnitors”). The Company hereby agrees that (i) as between the Indemnification Sources, on the one hand, and the Affiliate Indemnitors, on the other hand, the Indemnification Sources shall be fully and primarily responsible for any claim indemnifiable by the Indemnification Sources, regardless of the availability of recovery from any Affiliate Indemnitor, and the obligations of any Affiliate Indemnitor with respect to any such claim shall be secondary, and (ii) the Company irrevocably waives, relinquishes and releases and shall cause the other Indemnification Sources to irrevocably waive, relinquish and release the Affiliate Indemnitors from any and all claims against the Affiliate Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. The Company further agrees that no advancement or payment by the Affiliate Indemnitors with respect to any claim for which an Indemnitee has sought indemnification from the Indemnification Sources shall affect the foregoing and the Affiliate Indemnitors shall be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Indemnitee against the Indemnification Sources. The Company agrees to indemnify the Affiliate Indemnitors directly for any amounts that the Affiliate Indemnitors pay as indemnification or advancement on behalf of any indemnified person for which such indemnified person is entitled to indemnification or advancement from the Indemnification Sources. The Company will additionally enter into supplementary indemnification agreements with each of its directors, in the form attached hereto as Exhibit A.

Section 3.2. Voting Agreement. Each Stockholder shall cast all votes to which such Stockholder is entitled in respect of such Stockholder’s Company Shares, whether at any annual or special meeting, by written consent or otherwise, so as to cause to be elected to the Board those individuals as have been designated in accordance with Section 3.1(a)-(g) and to otherwise effect the intent of this Article III.

Section 3.3. Special Approval Matters. For so long as a Principal Stockholder owns greater than or equal to 25% of the Common Stock owned by it at the Closing (after giving effect to any exercise by the underwriters of their option to purchase additional shares as well as the repurchase of Class B Common Stock and LLC Units by the Company, if any, in connection with the closing of the IPO), the following matters will require the approval of such Principal Stockholder:

(a) the liquidation, dissolution or winding up of affairs of the business of the Company; or

(b) the hiring or termination of the Company’s chief executive officer (other than in the case of a termination for “cause” or “due cause” as such term (or equivalent term) is defined in any written employment or severance agreement between the Company, Ensemble or any of their respective Subsidiaries and the chief executive officer).

Section 3.4. Books and Records; Access; Notice. For so long as a Principal Stockholder has the right to at least one (1) Investor Designee, the Company shall provide such Principal Stockholder and its designated representatives (that, for the avoidance of doubt, cannot include any prospective Transferee (other than Permitted Transferee) or customer of the Company (other than, in the case of the BSMH Investor, BSMH and its controlled Affiliates)), at reasonable times and upon reasonable prior notice to the Company, to review the books and records of the Company and its Subsidiaries and to discuss the affairs, finances and condition of the Company or any of its Subsidiaries with the officers of the Company.

ARTICLE IV

GENERAL PROVISIONS

Section 4.1. Company Charter and Company Bylaws. The provisions of this Agreement shall be controlling if any such provisions or the operation thereof conflict with the provisions of the Company Charter or the Company Bylaws. The Company and the Stockholders agree to take all Necessary Action within their control to amend the Company Charter and Company Bylaws so as to avoid any conflict with the provisions hereof.

Section 4.2. Freedom to Pursue Opportunities. The Company agrees that, without the consent of the GGC Investor and the BSMH Investor, it shall not take any action, or adopt any resolution, inconsistent with Article IX of the Company Charter.

Section 4.3. Assignment; Benefit.

(a) The rights and obligations hereunder shall not be assignable without the prior written consent of the other parties hereto, subject to the prior termination of this Agreement with respect to any Stockholder in accordance with Section 4.5; provided that each of the parties to this Agreement may assign its rights and obligations hereunder to Permitted Transferees that are Affiliates without the prior written consent of the other parties hereto. Any attempted assignment of rights or obligations in violation of this Section 4.3 shall be null and void.

(b) This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, and their respective successors and permitted assigns, and there shall be no third-party beneficiaries to this Agreement other than the Indemnitees and the Affiliate Indemnitors under Section 3.1(h), and Exempted Persons (as defined in the Company Charter) under Section 4.2.

Section 4.4. Restrictions on Business Combination Transactions. The Company shall not be a party to any reorganization, Share Exchange, consolidation, conversion or merger or any other transaction having an effect on stockholders substantially similar to that resulting from a reorganization, Share Exchange, consolidation, conversion or merger (each a “Business Combination Transaction”) that includes or is in conjunction with a transaction involving the disposition, exchange or conversion of LLC Units for consideration unless (a) each holder of Class A Common Stock and Class B Common Stock (together with the corresponding number of LLC Units) is allowed to participate pro rata in such Business Combination Transaction (as if the Class B Common Stock (together with the corresponding number of LLC Units) had been exchanged immediately prior to such Business Combination Transaction for Class A Common Stock pursuant to the Operating Agreement) and (b) the gross proceeds payable in respect of each LLC Unit equals the gross proceeds that would be payable on account of such LLC Unit if it were exchanged immediately prior to such Business Combination Transaction into Class A Common Stock pursuant to the Operating Agreement. Nothing in this Section 4.4 shall modify any of the rights set forth in the Tax Receivable Agreement.

Section 4.5. Standstill. Each of the GGC Investor and the BSMH Investor agrees that, notwithstanding Section 4.6 hereof, until the later of (a) the date that is two (2) years following the Closing and (b) the date that the GGC Investor loses its right to designate a director pursuant to Section 3.1(b), in the case of the GGC Investor, or the date that the BSMH Investor loses its right to designate a director pursuant to Section 3.1(c), in the case of BSMH Investor (the “Standstill Period”), neither such Stockholder nor its Affiliates or Representatives (acting on its behalf or on behalf of such Stockholder or any of its Affiliates or at its direction or the direction of such Stockholder or any of its Affiliates will, directly or indirectly, without the prior written consent of the Board or as expressly permitted herein, (i) acquire, agree to acquire, propose, seek or offer to acquire, or knowingly facilitate the acquisition or ownership of, any securities or indebtedness of the Company, any warrant or option to purchase such securities or indebtedness, any security convertible into any such securities or indebtedness (other than, for the avoidance of doubt, the issuance of shares of Class A Common Stock upon an exchange of shares of Class B Common Stock together with LLC Units), or any other right to acquire such securities or indebtedness that would result in such Stockholder owning more than forty-nine percent (49%) of the outstanding voting power of the Company or (ii) enter, agree to enter, propose, seek or offer to enter into or knowingly facilitate any merger, business combination, recapitalization, restructuring or other extraordinary transaction involving the Company on the one hand and any Principal Stockholder or one or more of their Affiliates on the other hand. Notwithstanding the foregoing, each of the GGC Investor and the BSMH Investor shall be entitled to have discussions with the Chief Executive Officer of the Company and the Chairperson of the Board of the Company (if any), or the full Board (or any committee thereof), regarding any of the matters set forth in this Section 4.5, but only so long as such request or proposal does not require public disclosure by the Company or any such Person. This Section 4.5 shall be of no further force and effect upon the occurrence of any of the following events: (i) the Company enters into a definitive agreement with a person or “group” of persons involving the direct or indirect acquisition of all or a majority of the Company’s equity securities or all or substantially all of the Company’s assets or (ii) any person (other than the Company, Ensemble or their respective Subsidiaries or a Principal Stockholder or its Permitted Transferees with respect to such Principal Stockholder) commences a tender offer or exchange offer with respect to securities representing a majority of the voting power of the Company and the Board fails to recommend against such tender offer or exchange offer within ten (10) Business Days of the commencement thereof. Nothing in this Section 4.5 shall restrict any Stockholder’s ability to monetize its equity investment in the Company in compliance with applicable securities laws.

Section 4.6. Termination. If not otherwise stipulated, this Agreement shall terminate automatically (without any action by any party hereto) as to each Stockholder as of the latest of (i) the time that such Stockholder no longer has the right to any Investor Designees and (ii) the date that is the second anniversary of the Closing; provided, that each Stockholder will remain bound by the restrictions on Transfer of Class B Common Stock as set forth in Section 4.16 herein until the time that such Stockholder no longer owns any shares of Class B Common Stock.

Section 4.7. Severability. In the event that any provision hereof would, under applicable law, be invalid, illegal or unenforceable in any respect, such provision shall be construed by modifying or limiting it so as to be valid, legal and enforceable to the maximum extent compatible with, and possible under, applicable law. The provisions hereof, other than Section 4.17 (No Recourse) are severable, and in the event any provision hereof (other than Section 4.17 (No Recourse)) should be held invalid or unenforceable in any respect, it shall not invalidate, render unenforceable or otherwise affect any other provision hereof.

Section 4.8. Entire Agreement; Amendment.

(a) This Agreement and the Transaction Documents set forth the entire understanding and agreement among the parties with respect to the transactions contemplated herein and supersedes and replaces any prior understanding, agreement or statement of intent, in each case written or oral, of any kind and every nature with respect hereto and thereto.

(b) This Agreement or any provision hereof may only be amended, modified or waived, in whole or in part, at any time by an instrument in writing signed by each of the Company, the GGC Investor and the BSMH Investor, in each case, for so long as it is a party to this Agreement.

(c) No waiver of any provision or default under, nor consent to any exception to, the terms of this Agreement or any agreement contemplated hereby shall be effective unless in writing and signed and delivered by the party to be bound and then only to the specific purpose, extent and instance so provided. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. Except as otherwise expressly provided herein, no failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder, or otherwise available in respect hereof at law or in equity, shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

Section 4.9. Counterparts; Electronic Signatures. This Agreement may be executed in any number of separate counterparts each of which when so executed shall be deemed to be an original and all of which together shall constitute one and the same agreement. Counterpart signature pages to this Agreement may be delivered by facsimile or electronic delivery (i.e., by email of a PDF signature page) and each such counterpart signature page will constitute an original for all purposes. The parties hereto hereby agree that this Agreement may be executed by way of electronic signatures and that the electronic signature has the same binding effect as a physical signature. For the avoidance of doubt, the parties hereto further agree that none of this Agreement nor any provision hereof shall be denied legal effect, validity or enforceability solely on the grounds that it is in the form of an electronic record.

Section 4.10. Notices. Any notices, requests, demands and other communications required or permitted in this Agreement shall be effective if in writing and (i) delivered personally, (ii) sent by e-mail or (iii) sent by overnight courier, in each case, addressed as follows:

if to the Company, to:

c/o Ensemble Health Partners Holdings, LLC

4605 Duke Drive

Mason, OH 45040

Attn: Chief Executive Officer; General Counsel

E-mail: judson.ivy@ensemblehp.com; van.miller@ensemblehp.com with copies (which shall not constitute notice) to:

Ropes & Gray LLP

3 Embarcadero Center

San Francisco, California 94111

Attention: Thomas Holden and Eric Issadore

E-mail: thomas.holden@ropesgray.com; eric.issadore@ropesgray.com if to the GGC Investor, to:

Golden Gate Capital

One Embarcadero Center

San Francisco, CA

Attn: Rishi Chanda and General Counsel

E-mail: rchandna@goldengatecap.com; legal@goldengatecap.com

with a copy (which shall not constitute notice) to:

Ropes & Gray LLP

3 Embarcadero Center

San Francisco, California 94111

Attention: Thomas Holden and Eric Issadore

E-mail: thomas.holden@ropesgray.com; eric.issadore@ropesgray.com if to the BSMH Investor, to:

Bon Secours Mercy Health Innovations LLC

1701 Mercy Health Place

Cincinnati, OH    45237-6147

Attn: John M. Starcher, Jr.

E-mail: JMStarcher@BSMHealth.org

with a copy (which shall not constitute notice) to:

Michael A. Bezney

1701 Mercy Health Place

Cincinnati, OH    45237-6147

E-mail: mabezney@BSMHealth.org

Unless otherwise specified herein, such notices or other communications shall be deemed effective (i) on the date received, if personally delivered, (ii) on the date received if delivered by facsimile or e-mail on a Business Day, or if not delivered on a Business Day, on the first Business Day thereafter and (iii) one (1) Business Day after being sent by overnight courier. Each of the parties hereto shall be entitled to specify a different address by giving notice as aforesaid to each of the other parties hereto.

Section 4.11. Governing Law. This Agreement and all claims arising out of or based upon this Agreement or relating to the subject matter hereof shall be governed by and construed in accordance with the domestic substantive laws of the State of Delaware without giving effect to any choice or conflict of laws provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction.

Section 4.12. Consent to Jurisdiction. Each party to this Agreement, by its execution hereof, (i) hereby irrevocably submits to the exclusive jurisdiction of the Delaware Court of Chancery within New Castle County in the State of Delaware (or, solely if the Delaware Court of Chancery within New Castle County in the State of Delaware declines jurisdiction, the Complex Commercial Litigation Division of the Delaware Superior Court, New Castle County, or solely if such court declines jurisdiction, the United States District Court for the District of Delaware) for the purpose of any action, claim, cause of action or suit (in contract, tort or otherwise), inquiry, proceeding or investigation arising out of or based upon this Agreement or relating to the subject matter hereof, (ii) hereby waives to the extent not prohibited by applicable law, and agrees not to assert, and agrees not to allow any of its Subsidiaries to assert, by way of motion, as a defense or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such proceeding brought in one of the above-named courts is improper, or that this Agreement or the subject matter hereof or thereof may not be enforced in or by such court and (iii) hereby agrees not to commence or maintain any action, claim, cause of action or suit (in contract, tort or otherwise), inquiry, proceeding or investigation arising out of or based upon this Agreement or relating to the subject matter hereof or thereof other than before one of the above-named courts nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such action, claim, cause of action or suit (in contract, tort or otherwise), inquiry, proceeding or investigation to any court other than one of the above-named courts whether on the grounds of inconvenient forum or otherwise. Notwithstanding the foregoing, to the extent that any party hereto is or becomes a party in any litigation in connection with which it may assert indemnification rights set forth in this Agreement, the court in which such litigation is being heard shall be deemed to be included in clause (i) above. Notwithstanding the foregoing, any party to this Agreement may commence and maintain an action to enforce a judgment of any of the above-named courts in any court of competent jurisdiction. Each party hereto hereby consents to service of process in any such proceeding in any manner permitted by Delaware law, and agrees that service of process by registered or certified mail, return receipt requested, at its address specified pursuant to Section 4.12 hereof is reasonably calculated to give actual notice.

Section 4.13. Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, EACH PARTY HERETO HEREBY WAIVES, AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE OR ACTION, CLAIM, CAUSE OF ACTION OR SUIT (IN CONTRACT, TORT OR OTHERWISE), INQUIRY, PROCEEDING OR INVESTIGATION ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE SUBJECT MATTER HEREOF OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF ANY STOCKHOLDER IN CONNECTION WITH ANY OF THE ABOVE, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER IN CONTRACT, TORT OR OTHERWISE. EACH PARTY HERETO ACKNOWLEDGES THAT IT HAS BEEN INFORMED BY THE OTHER PARTIES HERETO THAT THIS SECTION 4.13 CONSTITUTES A MATERIAL INDUCEMENT UPON WHICH IT IS RELYING AND WILL RELY IN ENTERING INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 4.13 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

Section 4.14. Remedies. The parties to this Agreement shall have all remedies available at law, in equity or otherwise in the event of any breach or violation of this Agreement or any default hereunder. The parties acknowledge and agree that in the event of any breach of this Agreement, in addition to any other remedies that may be available, each of the parties hereto shall be entitled to specific performance of the obligations of the other parties hereto and, in addition, to such other equitable remedies (including preliminary or temporary relief) as may be appropriate in the circumstances. No delay of or omission in the exercise of any right, power or remedy accruing to any party as a result of any breach or default by any other party under this Agreement shall impair any such right, power or remedy, nor shall it be construed as a waiver of or acquiescence in any such breach or default, or of any similar breach or default occurring later; nor shall any such delay, omission nor waiver of any single breach or default be deemed a waiver of any other breach or default occurring before or after that waiver.

Section 4.15. Subsequent Acquisition of Shares. Any equity securities of the Company acquired subsequent to the date hereof by a Stockholder shall be subject to the terms and conditions of this Agreement.

Section 4.16. Restrictions on Transfer or Issuance of Class B Common Stock.

(a) No shares of Class B Common Stock may be Transferred or issued unless a corresponding number of LLC Units are Transferred or issued therewith (including any transfers or issuances of shares of Class B Common Stock held in treasury or otherwise by the Company or any of its subsidiaries) in accordance with the provisions of the Operating Agreement and that the Company will not register any Transfers of shares of Class B Common Stock that do not satisfy this Section 4.16(a).

(b) Any purported transfer of shares of Class B Common Stock in violation of the restrictions described in Section 4.16(a) (the “Restrictions”) shall be null and void. If, notwithstanding the foregoing prohibition, a person shall, voluntarily or involuntarily, purportedly become or attempt to become, the purported owner (“Purported Owner”) of shares of Class B Common Stock in violation of the Restrictions, then the Purported Owner shall not obtain any rights in and to such shares of Class B Common Stock (the “Restricted Shares”), and the purported transfer of the Restricted Shares to the Purported Owner shall not be recognized by the Company’s transfer agent (the “Transfer Agent”).

(c) Upon a determination by the Board that a person has attempted or may attempt to transfer or to acquire Restricted Shares in violation of Section 4.16(a), the Board may take such action as it deems advisable to refuse to give effect to such transfer or acquisition on the books and records of the Company, including without limitation to cause the Transfer Agent to record the Purported Owner’s transferor as the record owner of the Restricted Shares, and to institute proceedings to enjoin or rescind any such transfer or acquisition.

(d) The Board may, to the extent permitted by law, from time to time establish, modify, amend or rescind, by Company Bylaws or otherwise, regulations and procedures not inconsistent with the provisions of this Section 4.16 for determining whether any acquisition of shares of Class B Common Stock would violate the Restrictions and for the orderly application, administration and implementation of the provisions of this Section 4.16. Any such procedures and regulations shall be kept on file with the Secretary of the Company and with its Transfer Agent and shall be made available for inspection by any prospective transferee and, upon written request, shall be provided to any holder of shares of Class B Common Stock.

(e) The Board shall have all powers necessary to implement the Restrictions, including without limitation the power to prohibit the transfer of any shares of Class B Common Stock in violation thereof.

Section 4.17. No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, the Company and each Stockholder covenant, agree and acknowledge that no recourse under this Agreement or any documents or instruments delivered in connection with this Agreement shall be had against any current or future director, officer, employee, stockholder, general or limited partner or member of any Stockholder or of any Affiliate or assignee thereof, as such, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any current or future officer, agent or employee of any Stockholder or any current or future member of any Stockholder or any current or future director, officer, employee, stockholder, partner or member of any Stockholder or of any Affiliate or assignee thereof, as such, for any obligation of any Stockholder under this Agreement or any documents or instruments delivered in connection with this Agreement for any claim based on, in respect of or by reason of such obligations or their creation.

Section 4.18. Effectiveness. This Agreement shall become effective upon the execution of the underwriting agreement in respect of the IPO.

[Signature pages follow]

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.

ENSEMBLE HEALTH PARTNERS, INC.

By:
Name:
Title:

EHL ACQUISITION HOLDINGS, LLC

By:
Name:
Title:

BON SECOURS MERCY HEALTH INNOVATIONS LLC

By:
Name:
Title:

Exhibit A